EXHIBIT 99.1

Herbst Gaming Reaches Agreement with Bank Lenders on Financial Restructuring;

All Operations to Continue and Vendors to Be Paid in Full on Normal Terms

Las Vegas, NV, March 10, 2009 — Herbst Gaming, Inc. announced today that it has reached agreement with lenders holding approximately 68% of the loans under its Senior Credit Facility on a financial restructuring plan.  Under the proposed restructuring plan, all operations of the company will continue under current management on a “business as usual” basis throughout the restructuring process.  The proposed restructuring plan allows for continued timely payments to vendors under normal trade terms, as currently being made, without interruption.

“All of our casinos and the route business are generating positive EBITDA, even in the current challenging economic environment,” said Troy Herbst, Chief Executive Officer of Herbst Gaming.  “Our problem is a balance sheet issue; we have more debt than our operations can support. This agreement with our bank lenders is designed to resolve our balance sheet problem by restructuring our debt.”

Given the size and complexity of the company and its debt structure, the company and its financial advisors have determined that the most effective means to implement the plan will be through pre-arranged Chapter 11 filings by the company and certain of its subsidiaries, which are expected to take place shortly.  The company expects that the Chapter 11 cases will move through the bankruptcy court system expeditiously.

“To ensure that all of our operations continue to operate normally throughout this process, the proposed restructuring plan provides that all vendors would be paid on the same current terms on which they presently are being paid for all goods and services provided to Herbst Gaming, including goods and services provided immediately prior to the contemplated Chapter 11 filing,” Mr. Herbst said.

Under the terms of the proposed restructuring plan, the company’s casino and slot route business will be separated into two holding companies.  The plan provides that the Herbst family will receive 90% of the new equity in the new slot route company in exchange for the contribution of a new gaming device license agreement.

The restructuring plan also provides for conversion of all the company’s outstanding obligations under its Senior Credit Facility (currently approximately $847 million plus accrued and unpaid interest) into debt and equity of the reorganized companies, with the bank lenders receiving 100% of the new equity of the reorganized casino company and the reorganized casino company owning 10% of the new equity in the new slot route business.

Additionally, the plan provides for termination of all outstanding obligations under the company’s 8.125% Senior Subordinated Notes and 7% Senior Subordinated Notes ($330 million, plus accrued and unpaid interest), as well as the cancellation of all existing equity in the company.

Consummation of the proposed restructuring plan is subject to, among other things, the confirmation of a Chapter 11 plan of reorganization by the U.S. Bankruptcy Court and approval by gaming regulators in Nevada, Missouri and Iowa.

“My brothers and I want to say how pleased we are that we are able to resolve the company’s financial issues in a way that helps to protect the jobs of our valued employees, ensures that all our loyal vendors will be paid fully, and that all our casinos and route operations will continue to function on a ‘business as usual’ basis throughout the restructuring process.  Neither our customers or vendors should experience any impact from our planned financial restructuring and change of ownership of the casino businesses,” Mr. Herbst concluded.

Herbst’s route business owns and operates more than 6,800 gaming machines located in grocery stores, drug stores, convenience stores, bars and restaurants throughout the state of Nevada.

The casino business owns and operates 12 casinos in Nevada, two in Missouri, and one in Iowa, employing a total of 5,400 people.

This press release contains forward-looking information.  Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including statements as to the proposed restructuring plan or proposed new capital structure, may be significantly and materially impacted by certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court or gaming authority approvals, loss of continued support of the plan by Herbst Gaming’s consenting lenders, non-acceptance of the plan by stakeholders in Herbst Gaming, delays in the confirmation or effective date of the plan due to factors beyond Herbst Gaming’s control, failure to consummate the restructuring plan, failure to meet restructuring plan objectives or to execute the restructuring plan, competition, and other economic factors. Additional risks and uncertainties are described in Herbst Gaming’s public filings with the Securities and Exchange Commission.  Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Herbst Gaming disclaims any obligation to update this information, except as required by law.

Media contact Maya Pogoda or Robert Emmers 310-788-2850